                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         RUSS BERRIE AND COMPANY, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

        ------------------------------------------------------------------------

                         RUSS BERRIE AND COMPANY, INC.
                                111 BAUER DRIVE
                           OAKLAND, NEW JERSEY 07436

                                                                  March 12, 1999

Dear Shareholder:

     It is my pleasure, on behalf of your Board of Directors, to extend to you a cordial invitation to attend our Annual Meeting of Shareholders which will be held this year at The Sheraton Parsippany Hotel (formerly, the Sheraton Tara Hotel), 199 Smith Road, Parsippany, New Jersey, at 2:00 P.M. on Wednesday, April 21, 1999.

     At the meeting, shareholders will be asked to elect 10 directors and to transact such other business as may properly come before the meeting.

     I look forward to greeting you at the meeting. Whether or not you expect to attend, I urge you to sign and return your proxy card immediately.

                                          Sincerely,

                                          /s/ Russell Berrie
                                          RUSSELL BERRIE
                                          Chairman

                         RUSS BERRIE AND COMPANY, INC.
                                111 BAUER DRIVE
                           OAKLAND, NEW JERSEY 07436

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 21, 1999

     The Annual Meeting of Shareholders of Russ Berrie and Company, Inc. will be held this year at The Sheraton Parsippany Hotel (formerly, the Sheraton Tara Hotel), 199 Smith Road, Parsippany, New Jersey on Wednesday, April 21, 1999, at 2:00 P.M., for the following purposes:

     1. To elect 10 directors to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified; and

     2. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 5, 1999 are entitled to notice of and to vote at such meeting.

                                          BY ORDER OF THE
                                          BOARD OF DIRECTORS,

                                          /s/ Arnold S. Bloom
                                          ARNOLD S. BLOOM
                                          Secretary

Oakland, New Jersey
March 12, 1999

Please complete, date, sign, and promptly return your proxy card in the enclosed envelope.

                         RUSS BERRIE AND COMPANY, INC.
                                111 BAUER DRIVE
                           OAKLAND, NEW JERSEY 07436

                                PROXY STATEMENT
                              DATED MARCH 12, 1999

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Russ Berrie and Company, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, April 21, 1999, at 2:00 P.M., at The Sheraton Parsippany Hotel (formerly, the Sheraton Tara Hotel), 199 Smith Road, Parsippany, New Jersey, and at any adjournments thereof.

     Shareholders of record at the close of business on March 5, 1999, will be entitled to one vote for each share they then held on all matters to come before the meeting. There were outstanding on that date 21,804,388 shares of common stock of the Company, stated value $.10 per share ("Common Stock"). The Company has no other class of stock outstanding. The holders of a majority of the shares of Common Stock entitled to vote at the meeting will constitute a quorum.

     An executed proxy may be revoked at any time by written notification to the Secretary of the Company if such notice is actually received by the Secretary before such proxy is exercised, or by attending and voting at the meeting in person. Proxies in the accompanying form which are properly executed by shareholders, duly returned to the Company and not revoked will be voted in the manner specified. If no specification is indicated, the proxy will be voted as indicated below. The cost of solicitation will be borne by the Company.

     The Annual Report of the Company for the fiscal year ended December 31, 1998 accompanies this Proxy Statement, but is not part of the proxy soliciting materials.

     This Proxy Statement and the form of proxy will be mailed to shareholders on or about March 19, 1999.

                             ELECTION OF DIRECTORS

     Ten directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The election of directors requires the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting. It is intended that proxies in the accompanying form which do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of the persons named below. Should any nominee become unable or unwilling to serve as a director, the proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees who would be nominated by the Board of Directors in place of those who are not candidates. At this time, the Board of Directors knows of no reason why any nominee might not be a candidate at the meeting. The information concerning the nominees has been furnished by them to the Company.

                                   DIRECTOR                       PRINCIPAL OCCUPATION;
           NAME              AGE    SINCE                          OTHER DIRECTORSHIPS
           ----              ---   --------                       ---------------------
Raphael Benaroya(1)........  51      1993      Chairman of the Board, President and Chief Executive
                                               Officer, since 1988, of United Retail Group, Inc., which
                                               operates a chain of retail specialty stores. Mr. Benaroya
                                               is also Managing Director of American Licensing Group,
                                               L.P., which specializes in consumer goods' brand name
                                               licensing.
Angelica Berrie(2).........  44      1998      Director -- Product Development of the Company since
                                               November 1991.

                                   DIRECTOR                       PRINCIPAL OCCUPATION;
           NAME              AGE    SINCE                          OTHER DIRECTORSHIPS
           ----              ---   --------                       ---------------------
Russell Berrie(2)..........  66      1966      Chairman and Chief Executive Officer of the Company since
                                               its incorporation in 1966. Mr. Berrie is the founder of the
                                               Company. Mr. Berrie is also a Director of United Retail
                                               Group, Inc.
Paul Cargotch..............  54      1996      Executive Vice President of the Company since July 1996;
                                               Chief Financial Officer of the Company from March 1990 to
                                               March 1998; Vice President -- Finance of the Company from
                                               March 1990 to June 1996.
Ilan Kaufthal(3)...........  51      1995      Vice Chairman, since April 1997, of Schroder & Co., Inc.
                                               (formerly known as Schroder, Wertheim & Co., Inc.), an
                                               investment banking firm. Managing Director, from February
                                               1987 to March 1997, of Schroder & Co., Inc. Mr. Kaufthal is
                                               also a Director of United Retail Group, Inc., Cambrex
                                               Corporation, a company which manufactures specialty
                                               chemicals, ASI Solutions Incorporated, a company which
                                               provides human resources outsourcing services, and
                                               PROTEAM.com, a company which markets and sells sports and
                                               sports-related products on the Internet and through
                                               catalogs.
Charles Klatskin...........  64      1983      Chairman of the Board and President of Charles Klatskin
                                               Company, Inc., a commercial real estate brokerage and
                                               development firm, since its incorporation in 1966.
Joseph Kling...............  69    1988(4)     President and Chief Executive Officer of Pamsco, Inc., a
                                               consulting company, since April 1991.
William A. Landman(1,3)....  46      1994      Principal, since 1987, and Chief Investment Officer, since
                                               March 1998, of CMS Companies, an investment firm.
Sidney Slauson(1)..........  89      1978      Mr. Slauson was General Counsel to the Company from 1966
                                               until 1990. From 1990 until June 30, 1995, Mr. Slauson was of counsel to Rosner and Feltman, a law firm which provided legal services to the Company. Mr. Slauson is currently
                                               retired.
Josh S. Weston.............  70    1999(5)     Honorary Chairman, since April 1998, of Automatic Data
                                               Processing, Inc. ("ADP"), a computerized transaction
                                               processing, data communication and information services
                                               company. Mr. Weston served as Chairman of the Board of ADP from August 1996 to April 1998. Prior to August 1996, and
                                               for more than five years prior thereto, he served as
                                               Chairman of the Board and Chief Executive Officer of ADP.
                                               Mr. Weston is also a Director of Public Service Enterprise
                                               Group, an electric and gas utility company, Olsten
                                               Corporation, a provider of home health care and temporary
                                               staffing services, Vanstar, a computer services company,
                                               and Shared Medical Systems Corporation, a provider of
                                               health information services.

---------------

   (1) Member of Compensation Committee of the Board of Directors.

   (2) Angelica Berrie is the spouse of Russell Berrie.

   (3) Member of Audit Committee of the Board of Directors.

   (4) Mr. Kling did not stand for re-election to the Board of Directors of the Company in April 1995, but was re-elected as a Director in October 1995.

   (5) Mr. Weston was elected to the Board of Directors on January 28, 1999.
             ------------------------------------------------------

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD


     The Board of Directors of the Company held four meetings during 1998. The Audit Committee of the Board of Directors, which held one meeting during 1998, consists of Messrs. Ilan Kaufthal and William A. Landman. The Audit Committee is responsible for ensuring maintenance of an adequate system of internal financial controls, causing the books of account and annual financial statements of the Company to be audited by certified public accountants, discussing with the certified public accountants the results of their audit, and recommending to the Board of Directors the appointment of certified public accountants. The Compensation Committee, which held one meeting during 1998, consists of Messrs. Benaroya, Landman and Slauson. The Compensation Committee reviews and recommends to the Board of Directors remuneration arrangements for senior management of the Company and various Company compensation plans. The report of the Compensation Committee is set forth in this Proxy Statement. There is no standing nominating committee. All of the directors attended, in 1998, at least 75% of the aggregate number of meetings of the Board of Directors and the Audit Committee and Compensation Committee (if they were members of those Committees) except Messrs. Kling and Landman.


                             DIRECTOR COMPENSATION


     Directors who are full-time employees of the Company receive no additional compensation for services as a director. Each director who is not an employee of the Company receives $8,000 per year plus $1,000 for each Board meeting and $1,000 for each Audit or Compensation Committee meeting attended.* In addition, commencing January 1, 1989, directors who were not officers or other employees of the Company became eligible to receive non-qualified stock options and stock appreciation rights ("SARs"), if granted, under the Company's 1989 Stock Option Plan for Outside Directors (the "1989 Directors Plan"). (See "1989 Directors Plan" below.) Commencing January 1, 1994, directors who were not officers or other employees of the Company became eligible to receive non-qualified stock options under the Company's 1994 Stock Option Plan for Outside Directors (the "1994 Directors Plan"). (See "1994 Directors Plan" below.) Commencing January 1, 1999, directors who were not officers or other employees of the Company became eligible to receive non-qualified stock options under the Company's 1999 Stock Option Plan for Outside Directors (the "1999 Directors Plan" and, together with the 1989 Directors Plan and the 1994 Directors Plan, "All Directors Plans"). (See "1999 Directors Plan" below.)


ALL DIRECTORS PLANS

     All Directors Plans are currently administered by a committee comprised of two members of the Board of Directors who are not participants in any of such plans: Russell Berrie and Paul Cargotch.

---------------

* Mr. A. Curts Cooke, former President and Chief Operating Officer of the Company, retired on January 31, 1998. See "Employment Agreements and Arrangements". Mr. Cooke, who has been engaged as a consultant to the Company since his retirement from the Company, did not receive compensation (including stock options) for serving as a Director during the year in which he was engaged as a consultant to the Company. Mr. Cooke is not standing for re-election to the Board of Directors of the Company but continues to be engaged as a consultant.

     Options granted under All Directors Plans vest and become exercisable one year after the date of grant and remain exercisable for ten years from the date of grant. Options are transferable to spouses, lineal descendants, certain trusts and charitable organizations; otherwise, such options are not transferable other than by will or under the laws of descent and distribution, and are exercisable only by the grantee or a permitted transferee or by the grantee's or permitted transferee's legal representative(s) after death or disability. If the grantee ceases to be a member of the Board of Directors for reasons other than death or disability, non-vested options expire immediately and vested options are only exercisable for 30 days thereafter, or the remaining option term, if shorter. In the event of the grantee's death or disability, non-vested options shall vest and all outstanding options may be exercised within 12 months after the death or disability or the remaining option term, if shorter.

     Options granted under All Directors Plans are issued on each January 1 at an exercise price equal to the closing market price of the Common Stock on the New York Stock Exchange on the first trading day of each such year.

1989 DIRECTORS PLAN

     A total of 150,000 shares of Common Stock were reserved for the grant of options and related SARs, if any, under the 1989 Directors Plan. Grantees have been granted options to purchase 3,000 shares of Common Stock in each year from 1989 through 1993. No options granted under the 1989 Directors Plan were exercised in 1998.

     Until December 31, 1991, the committee administering the 1989 Directors Plan had the discretion to grant SARs subject to related options, which are exercisable only to the same extent and subject to the same terms and conditions as the related options. In general, a grantee who exercises an SAR will be entitled to securities and/or cash in an amount equal to the excess of the closing market price of the Common Stock on the New York Stock Exchange on the date of exercise over the exercise price of the related option, multiplied by the number of shares as to which the SAR is exercised. Exercise of all or any part of an SAR will reduce on a share-for-share basis the number of shares subject to a grantee's related option. Payment due upon exercise of an SAR shall be made (i) in cash, (ii) in Common Stock, or (iii) partly in cash and partly in Common Stock, all as determined by the committee in its discretion.

     This plan terminated on December 31, 1993, although options and SARs previously granted may be exercised beyond that date.

1994 DIRECTORS PLAN

     A total of 150,000 shares of Common Stock were reserved for the grant of options under the 1994 Directors Plan. Grantees have been granted options to purchase 3,000 shares of Common Stock in each year from 1994 through 1998. In 1998, options were granted to all eligible directors at an exercise price of $26.25 per share. In 1998, Mr. Slauson exercised options, pursuant to the 1994 Directors Plan, for 3,000 shares of Common Stock at an exercise price of $13.625 per share.

1999 DIRECTORS PLAN

     A total of 150,000 shares of Common Stock have been reserved for the grant of options under the 1999 Directors Plan. Grantees will be granted options to purchase 3,000 shares of Common Stock in each year from 1999 through 2003. In 1999, options were granted to all eligible directors at an exercise price of $23.625 per share.

                             EXECUTIVE COMPENSATION

                         COMPENSATION COMMITTEE REPORT

CHIEF EXECUTIVE OFFICER

     Mr. Russell Berrie, Chairman and Chief Executive Officer of the Company, is party to an employment arrangement with the Company that provides for compensation, in 1998, consisting of a base salary at an annual rate of $475,000 and a bonus equal to 1% of the Company's net income after taxes ("Incentive Compensation"). Mr. Berrie does not participate in any of the Company's stock option or restricted stock plans. The bonus arrangement has been in effect since July 1, 1983, prior to the Company's initial public offering.

     The Compensation Committee (the "Committee") and Mr. Berrie discuss his base compensation annually. For 1999, the Committee and Mr. Berrie concluded that his base compensation should be increased by 2% to $485,000 plus the Incentive Compensation.

     The Committee has not conducted a study of chief executive officer compensation at companies comparable to the Company. The Committee believes that basing a substantial portion of Mr. Berrie's compensation on a fixed percentage of the Company's net income after taxes provides an appropriate linkage between his compensation and the Company's performance. The Committee also notes that, although Mr. Berrie does not participate in any of the Company's stock option or restricted stock plans, he is the beneficial owner of approximately 49.1% of the outstanding Common Stock.

OTHER EXECUTIVE OFFICERS

     The Committee determines the compensation of executive officers, other than the chief executive officer, in consultation with Mr. Berrie. Generally, the compensation received by these individuals consists of the following principal components: base salary, cash bonuses, stock options and, for one executive officer, restricted stock awards under the Company's 1994 Stock Option and Restricted Stock Plan (including predecessor plans, the "Stock Option and Restricted Stock Plans"). The Committee, after discussion with Mr. Berrie, has followed a policy of determining increases in base compensation based principally upon the Company's and the individual executive officer's performance.

     The Committee views stock options and restricted stock awards as serving two functions: compensation to executive officers and providing executive officers with an equity stake in the Company that aligns their interests with shareholders. In January 1998, executive officers received grants of stock options under the Company's 1994 Stock Option and Restricted Stock Plan to purchase stock having an aggregate fair market value (measured at the date of grant) ranging from 32% to 40% of base compensation. One of the executive officers named in the Summary Compensation Table received restricted stock awards under the Company's Stock Option and Restricted Stock Plans relating to shares having a fair market value (measured at the date of grant) equal to 33.3% of 80% of base compensation. Although the amount of these awards does not vary on the basis of the recipients' other holdings of the Company's stock, it may vary on the basis of the Company's performance or other factors deemed relevant by the Compensation Committee. The ultimate value to the recipient of such awards depends upon the market price of the Company's Common Stock.

     Awards of cash bonuses to executive officers are based upon a bonus pool in which approximately 75 of the Company's personnel participate and are paid if the Company exceeds certain operating profit levels from its core domestic business. Participants are eligible to receive a maximum award ranging from 50% (in the case of certain executive officers) to 4% of the recipient's base salary. Participants receive the maximum bonus for which they are eligible if the amount of the bonus pool is sufficient to pay the maximum bonus to all participants; otherwise, each participant receives the same percentage of the bonus pool as such participant would have received had maximum bonuses been paid. (See also "Summary Compensation Table".)

     Additional awards of cash bonuses to executive officers (and certain other eligible personnel) are also paid if the Company exceeds certain goals of profitability from its core domestic business. Participants are eligible to receive an award ranging from 2% to 10% of the recipient's base salary depending upon the level of operating profit for the relevant period.

     Mr. Berrie does not participate in the bonus pool or additional cash bonus described above.

              Russ Berrie and Company, Inc. Compensation Committee
     Raphael Benaroya, William A. Landman and Sidney Slauson, 1998 Members

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1998, the Compensation Committee consisted of Messrs. Benaroya, Landman and Slauson.

     Russell Berrie, Chairman and Chief Executive Officer of the Company, serves as a member of the Board of Directors of United Retail Group, Inc. Raphael Benaroya, Chairman of the Board, President and Chief Executive Officer of United Retail Group, Inc., serves on the Compensation Committee of the Board of Directors of the Company.

                         RUSS BERRIE AND COMPANY, INC.
             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
               RUSS BERRIE AND COMPANY, INC., THE S & P 500 INDEX
                            AND PEER GROUP COMPANIES
[PERFORMANCE GRAPH]

                                                  RUSS BERRIE AND CO.,
                                                          INC.                    S&P 500 INDEX                PEER GROUP
                                                  --------------------            -------------                ----------
Dec 93                                                   100.00                      100.00                      100.00
Dec 94                                                    94.04                      101.32                       90.94
Dec 95                                                    90.15                      139.40                       92.51
Dec 96                                                   133.21                      171.40                       87.68
Dec 97                                                   199.70                      228.59                      110.50
Dec 98                                                   184.69                      293.91                      113.84

     Assumes $100 invested December 31, 1993, and reinvestment of all dividends.

     Peer Group Companies are as follows: American Greetings (Class A), Cross (A.T.) & Co. (Class A), Department 56 Inc. (Series A), Enesco Group Inc. (formerly, Stanhome Inc.), First Years, Inc., Gibson Greetings Inc., Ohio Art Co., and Tandycrafts Inc.

     Peer Group Companies were selected on the basis of similarity of their products or distribution channels to those of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 1999, the shares of Common Stock beneficially owned by each director of the Company, by certain executive officers of the Company and by all directors and officers of the Company as a group.

                                                                         TOTAL SHARES    APPROXIMATE
                                                            SHARES OF     OF COMMON     PERCENTAGE OF
                                                              COMMON        STOCK        OUTSTANDING
                NAME OF DIRECTOR, OFFICER                     STOCK      BENEFICIALLY      COMMON
                 OR IDENTITY OF GROUP(8)                     OWNED(1)    OWNED(1)(2)     STOCK(1)(2)
                -------------------------                   ----------   ------------   -------------
Raphael Benaroya..........................................         720        15,720           *
Angelica Berrie(3)........................................     171,000       175,549           *
Russell Berrie(4).........................................  10,770,528    10,775,077        49.1
Paul Cargotch(5)..........................................       1,859        10,923           *
Ricky Chan(5).............................................       8,930        20,923           *
Chris Collins.............................................         -0-         5,587           *
Ilan Kaufthal.............................................         -0-         9,000           *
Charles Klatskin..........................................       3,100        30,100           *
Joseph Kling..............................................         -0-         9,000           *
William A. Landman........................................          65        12,065           *
Y.B. Lee(5)...............................................       2,552        13,128           *
Sidney Slauson............................................       9,000        22,000           *
Josh S. Weston............................................         300           300           *
Leslie Berrie, Russell Berrie and Myron Rosner, as
  co-trustees
  under The Leslie Berrie 1993 Trust(6)...................     126,541       126,541           *
All directors and officers as a group
  (21 persons)(4)(5)(7)...................................  10,799,235    10,954,201        49.6

---------------
 *  Less than 1%

(1) Each individual has the sole power to vote and dispose of the shares of Common Stock, except as provided in notes 3, 4 and 6 below; and, in the case of restricted shares granted under Russ Berrie and Company, Inc. Stock Option and Restricted Stock Plans, subject to the provisions of such plans.

(2) Includes the number of shares subject to stock options granted by the Company which are exercisable within 60 days.

(3) Includes (a) 1,000 shares held by The Angelica 1992 Trust, and (b) 170,000 of the 219,356 shares held of record by The Russell Berrie 1995 Annuity Trust, of which Mrs. Berrie is a co-trustee possessing shared voting power and shared dispositive power with respect to such 170,000 shares (see note 4 below). Shares deemed to be beneficially owned also include 4,549 shares subject to stock options.

(4) Includes (a) 1,867,931 shares held of record by Mr. Russell Berrie, (b) 8,203,542 shares held of record by The Russell Berrie 1991 Trust, of which Mr. Berrie is the grantor possessing the unrestricted power to revoke the trust, a co-trustee with Mr. Myron Rosner possessing shared voting power and shared dispositive power with respect to the shares held by such trust and, until his death, the sole beneficiary, (c) 401,364 shares held of record by The Russell Berrie 1997 Annuity Trust, of which Mr. Berrie is the grantor and a co-trustee with Mr. Rosner possessing shared voting power and shared dispositive power with respect to the shares held by such trust, and (d) 150 shares held of record by Mr. Berrie as custodian for one of his daughters. Also includes (a) 1,000 shares held by The Angelica 1992 Trust for the benefit of Mr. Berrie's spouse, (b) 170,000 of the 219,356 shares held of record by The Russell Berrie 1995 Annuity Trust, of which Mr. Berrie's spouse is a co-trustee possessing shared voting power and shared dispositive power with respect to such 170,000 shares, and (c) 126,541 shares held of record by The

    Leslie Berrie 1993 Trust, of which Mr. Berrie is a co-trustee; all of which Mr. Berrie disclaims beneficial ownership (see "Security Ownership of Management" table above, note 3 above and note 6 below). Shares deemed to be beneficially owned also include 4,549 shares subject to stock options held by Mr. Berrie's spouse, of which Mr. Berrie disclaims beneficial ownership. Does not include shares of Common Stock held beneficially and of record by The Russell Berrie Foundation, a New Jersey Nonprofit Corporation (235,692 shares) of which Mr. Berrie is a co-trustee.

(5) Includes shares awarded under the Company's Stock Option and Restricted Stock Plans which are not vested as of March 1, 1999, as follows: 1,859 shares for Mr. Cargotch; 4,134 shares for Mr. Chan; 1,532 shares for Mr. Lee; and 7,525 shares for all directors and officers as a group.

(6) Leslie Berrie, Russell Berrie and Myron Rosner are co-trustees, each having the power to vote and dispose of these shares. Messrs. Berrie and Rosner disclaim beneficial ownership of these shares.

(7) Includes shares held by trusts included in the table.

(8) Does not include shares owned by Mr. Cooke, former President and Chief Operating Officer of the Company, who retired as an employee of the Company on January 31, 1998 and who has subsequently been engaged as a consultant to the Company. Mr. Cooke is not standing for re-election to the Board of Directors of the Company. (See note to "Director Compensation"; see also "Employment Agreements and Arrangements".)
             ------------------------------------------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of March 1, 1999, with respect to each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock: (i) the name and address of such owner, (ii) the number of shares beneficially owned, and (iii) the percentage of the total number of shares of Common Stock outstanding so owned.

                    NAME AND ADDRESS OF                        NUMBER OF SHARES    PERCENT
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED   OF CLASS
                    -------------------                       ------------------   --------
Russell Berrie(1)...........................................      10,775,077(2)      49.1
111 Bauer Drive
Oakland, New Jersey 07436

---------------
(1) See note 4 under "Security Ownership of Management" table.

(2) Of Mr. Berrie's 10,775,077 shares, Mr. Myron Rosner, in his capacity as a trustee, is deemed also to be the beneficial owner of 8,901,447 shares. Mr. Rosner's trusteeships are as follows: (a) 8,203,542 shares held of record by The Russell Berrie 1991 Trust, of which Mr. Rosner is a co-trustee with Mr. Berrie possessing shared voting power and shared dispositive power with respect to the shares held by such trust, subject to Mr. Berrie's unrestricted power to revoke the trust, (b) 179,356 of the 219,356 shares held of record by The Russell Berrie 1995 Annuity Trust, of which Mr. Rosner is a co-trustee possessing shared voting power and shared dispositive power with respect to 170,000 shares held by such trust and of which Mr. Rosner is a trustee possessing sole voting power and sole dispositive power with respect to 9,356 shares held by such trust, (c) 401,364 shares held of record by The Russell Berrie 1997 Annuity Trust, of which Mr. Rosner is a co-trustee with Mr. Berrie possessing shared voting power and shared dispositive power with respect to the shares held by such trust, and (d) 126,541 shares held of record by The Leslie Berrie 1993 Trust, of which Mr. Rosner is a co-trustee and of which Mr. Rosner disclaims beneficial ownership. Mr. Rosner is also a trustee possessing sole voting power and sole dispositive power with respect to the 242,782 shares held of record by The Russell Berrie 1996 Annuity Trust. Mr. Rosner also owns (a) 4,837 shares held of record by The Myron Rosner P.A. Pension Plan, of which Mr. Rosner has sole voting power and sole dispositive power with respect to the shares, (b) 720 shares held by a Keogh plan, of which Mr. Rosner has sole voting power and sole dispositive power with respect to the shares, and (c) 750 shares held by Mr. Rosner as joint tenant with his spouse, of which Mr. Rosner has shared voting power and shared dispositive power with respect to the shares. In all capacities, Mr. Rosner is deemed to be the beneficial owner of 9,159,892 shares (approximately 41.7 percent of the outstanding Common Stock of the Company). Mr. Rosner's ownership does not include shares of Common Stock held beneficially and of record by The Russell Berrie Foundation, a New Jersey Nonprofit Corporation (235,692 shares). Mr. Rosner is a co-trustee of the Foundation. Mr. Rosner is a partner at Wilentz, Goldman & Spitzer, P.A., 90 Woodbridge Center Drive, Woodbridge, New Jersey 07095.
             ------------------------------------------------------

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation for the years ended December 31, 1998, 1997 and 1996 paid to or accrued for the benefit of the Chief Executive Officer and the other four most highly compensated executive officers of the Company as of December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION(1)               LONG-TERM COMPENSATION
                                     -------------------------------   -------------------------------------
                                                             OTHER                     SECURITIES
                                                            ANNUAL      RESTRICTED     UNDERLYING     LTIP     ALL OTHER
                                                            COMPEN-       STOCK         OPTIONS/     PAYOUTS    COMPEN-
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS     SATION(2)   AWARDS($)(3)   SARS(SHARES)     ($)     SATION(4)
---------------------------   ----    ------     -----     ---------   ------------   ------------   -------   ---------
Russell Berrie,.............  1998   $475,000   $415,095    $30,070          -0-           -0-         -0-     $258,488
Chairman and Chief            1997    425,000    834,583     25,893          -0-           -0-         -0-      259,107
  Executive Officer           1996    364,000    321,770     25,356          -0-           -0-         -0-      260,044
Ricky Chan,.................  1998    258,500    134,221      4,185      $68,933         3,151         -0-       54,418
Senior Vice President --      1997    235,000    122,019      4,574       62,660         4,064         -0-       54,239
  Product Development         1996    190,000    117,654      3,754          -0-         5,577         -0-        4,500
Paul Cargotch,..............  1998    225,750    117,216      4,297          -0-         3,440         -0-        4,418
Executive Vice President      1997    215,000    111,635      4,862       57,332         3,718         -0-        4,239
                              1996    183,750    118,327      5,344          -0-         5,137         -0-        4,500
Y.B. Lee,...................  1998    177,100     88,550        -0-          -0-         2,698         -0-        1,080
President -- Far East         1997    177,100     88,550        -0-       47,212         3,063         -0-           88
  Operations                  1996    146,125     70,000        -0-          -0-         4,110         -0-           94
Chris Collins,..............  1998    168,000     87,231      2,954          -0-         2,560         -0-        4,418
Vice President -- Sales       1997    140,000     49,359      2,361          -0-         3,027         -0-        4,239
                              1996    120,000     34,308      2,316          -0-         2,201         -0-        3,331

---------------

(1) All salary and bonus payments are reported for the year in which they are earned.

(2) While the aggregate of "Other Annual Compensation" received by the named executive officers is lower than the lesser of $50,000 or 10 percent of total annual salary and bonus for each named executive officer, the perquisites and other personal benefits included within the "Other Annual Compensation" which individually exceed 25% of the total perquisites and other personal benefits for each named executive officer include (i) Mr. Berrie's travel allowance ($20,800) for each of years 1998, 1997 and 1996,
    (ii) Mr. Chan's personal use of a Company car (valued at $3,083 for each of years 1998 and 1997 and $2,917 for 1996), (iii) Mr. Cargotch's personal use of a Company car (valued at $3,166 for 1998 and $2,917 for each of years 1997 and 1996), and (iv) Mr. Collins' personal use of a Company car (valued at $2,795 for 1998 and $1,950 for each of years 1997 and 1996).

(3) Value is calculated by multiplying the number of shares awarded by the closing price of the Common Stock on the New York Stock Exchange on the date of grant. 9,857 shares of restricted stock were held by 3 of the named executive officers at December 31, 1998, with an aggregate value as of such date of $231,640 (calculated by multiplying the number of shares held by the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998, the last day of the Company's last completed fiscal year). At December 31, 1998, of the outstanding restricted shares, the value of Mr. Cargotch's holdings was $58,257, Mr. Chan's was $125,396 and Mr. Lee's was $47,987. The number of shares of restricted stock awarded in 1998, 1997 and 1996 to (i) Mr. Cargotch is 0, 3,099 and 0, respectively,
    (ii) Mr. Chan is 2,626, 3,387 and 0, respectively, and (iii) Mr. Lee is 0, 2,552 and 0, respectively. Restricted stock awards vest over five years at 20 percent per year provided the recipient remains in the employ of the Company or as otherwise provided under the applicable plan. Dividends are paid on all outstanding restricted stock.

(4) For all named executive officers except Mr. Lee, "All Other Compensation" consists of the Company's contributions under the retirement plan/401(k) Plan during 1996, 1997 and 1998. Does not include investment gains or losses under the retirement plan/401(k) Plan. (See "401(k) Plan"). Since the Company contributions to the retirement plan/40l(k) Plan are not fixed, and because it is impossible to calculate future income, it is not currently possible to calculate an individual participant's retirement benefits. For Mr. Lee, "All Other Compensation" consists of the Company's contributions under a Korean national pension plan. For Mr. Berrie, "All Other Compensation" also consists of $254,070 paid in 1998, $254,868 paid in 1997 and $255,544 paid in 1996 for split dollar life insurance policies on the joint lives of Mr. Berrie and his spouse. The split dollar life insurance policies have been assigned to the Company to secure repayment of the premiums. For Mr. Chan, "All Other Compensation" also consists of $50,000 paid in each of years 1998 and 1997 for the premium on a life insurance policy for Mr. Chan. See "Employment Agreements and Arrangements".
                            ------------------------

40L(K) PLAN

     In February 1995, the Company amended its existing retirement plan (a defined contribution plan) to convert such retirement plan to a plan based on employees' pretax salary deferrals with Company matching contributions pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan"). Participating employees may elect to contribute from 1% to 15% (but not in excess of the amount permitted by the Code, i.e., $10,000 in each of 1998 and
1999) of their compensation, on a pretax basis, to the 401(k) Plan. Because the 401(k) Plan is a qualified defined contribution plan, if certain highly compensated employees' contributions exceed the amount prescribed by the Code, such contributions will be reduced or limited. In 1998, contributions of certain highly compensated employees were limited to $8,835. Employees' contributions are invested in one or more of seven funds (as selected by each participating employee). The Company matches a portion (one-half of the first 6% contributed) of the compensation deferred by each employee. The Company's matching contribution is fully vested after four years of employment at the rate of 25% per year of employment. Under certain circumstances, the 401(k) Plan permits participants to make withdrawals or receive loans from the 401(k) Plan prior to retirement age.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     Pursuant to Mr. Berrie's compensation arrangement with the Company, the Company pays the cost of certain split dollar life insurance policies insuring the joint lives of Mr. Berrie and his spouse, Mrs. Angelica Berrie, who is a Director and an employee of the Company. The policies have been assigned to the Company to secure repayment of the premiums. (See also "Compensation Committee Report -- Chief Executive Officer", "Summary Compensation Table" and "Certain Transactions".)

     A. Curts Cooke, former President and Chief Operating Officer of the Company, retired on January 31, 1998. From that time until January 31, 1999, and pursuant to his agreement with the Company, Mr. Cooke was engaged as a consultant to the Company at an annual compensation rate of $300,000. During that same year, Mr. Cooke served as a Director of the Company but did not receive compensation (including stock options) therefor. In January 1999, the Company and Mr. Cooke agreed to continue the term of Mr. Cooke's consultancy. The Company's agreement with Mr. Cooke was revised to provide, in relevant part, that Mr. Cooke will (i) be engaged as a consultant to one of the Company's wholly-owned subsidiaries, (ii) receive compensation at the rate of $5,000 per month, and (iii) continue to receive insurance benefits during his consultancy. Mr. Cooke is not standing for re-election to the Board of Directors of the Company.

     The Company has an agreement with Ricky Chan, Senior Vice
President -- Product Development of the Company, under which Mr. Chan will receive the following retirement and life insurance benefits: (i) if Mr. Chan is employed by the Company and reaches the age of 59, he would receive retirement compensation in the amount of $2,750,000 payable to Mr. Chan (or his designated beneficiary) at the rate of $250,000 per year for a period of 11 years, or (ii) if Mr. Chan dies prior to the age of 59 and is employed by the Company at the time of such death, the Company would pay, to Mr. Chan's designated beneficiary, a lump sum death benefit by means of a life insurance arrangement, in the amount of $1,000,000. The foregoing benefits would be in addition to other benefits to which Mr. Chan is entitled as an employee of the Company.

     The Company has an agreement with Paul Cargotch, Executive Vice President of the Company, which provides that in the event of a change of control of the Company, Mr. Cargotch will be entitled to be employed at his then current compensation level for a period of 3 years.

                               1998 OPTION GRANTS

     The following table sets forth the options granted to the named officers in the Summary Compensation Table of the Company during the year ended December 31, 1998.

                                                 INDIVIDUAL GRANTS
                              --------------------------------------------------------    POTENTIAL REALIZABLE
                              NUMBER OF                                                     VALUE AT ASSUMED
                              SECURITIES                                                  ANNUAL RATES OF STOCK
                              UNDERLYING   PERCENT OF TOTAL                              PRICE APPRECIATION FOR
                               OPTIONS     OPTIONS GRANTED    EXERCISE OR                  10 YEAR OPTION TERM
                               GRANTED       TO EMPLOYEES     BASE PRICE    EXPIRATION   -----------------------
            NAME                (#)(1)      IN FISCAL YEAR     ($/SHARE)       DATE       5%($)         10%($)
            ----              ----------   ----------------   -----------   ----------    -----         ------
Russell Berrie..............      -0-             -0-              -0-           -0-         -0-            -0-
Ricky Chan..................    3,151            1.54           $26.25        1/2/08     $52,018       $131,824
Paul Cargotch...............    3,440            1.68            26.25        1/2/08      56,789        143,915
Y.B. Lee....................    2,698            1.32            26.25        1/2/08      44,540        112,873
Chris Collins...............    2,560            1.25            26.25        1/2/08      42,261        107,099

---------------
(1) All options granted vest and become exercisable one year from the date of grant. In any 12 month period, an option holder may exercise no more than the number of options received in the most recent grant plus one-third of the option holder's remaining exercisable options.

                  AGGREGATED OPTION/SAR EXERCISES IN 1998 AND
                           YEAR-END OPTION/SAR VALUES

     The following table sets forth option and SAR exercises during 1998 and year-end option and SAR values for the named officers in the Summary Compensation Table of the Company based upon the closing price of the Common Stock of the Company on the New York Stock Exchange on December 31, 1998 ($23.50).

                                                                  NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                      OPTIONS/SARS                OPTIONS/SARS
                            SHARES ACQUIRED        VALUE           AT FISCAL YEAR-END         AT FISCAL YEAR-END($)
           NAME             ON EXERCISE(#)    REALIZED($)(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----             ---------------   ---------------   -------------------------   -------------------------
Russell Berrie............         -0-                -0-                      -0-                           -0-
Ricky Chan................         -0-                -0-              8,842/3,151                   $56,319/-0-
Paul Cargotch.............       7,972           $ 89,821              5,624/3,440                    29,702/-0-
Y.B. Lee..................       7,986            120,584              7,878/2,698                    48,937/-0-
Chris Collins.............       2,106             25,967              3,027/2,560                    15,135/-0-

---------------
(1) Value is calculated by determining the difference between the price of the Common Stock underlying the options or SARs on the New York Stock Exchange at the time of exercise and the exercise or base price of the options or SARs.

                              CERTAIN TRANSACTIONS

     Several warehouse, office and distribution facilities are leased to the Company by Russell Berrie, Chairman and Chief Executive Officer of the Company, or trusts for the benefit of members of his immediate family or by a partnership in which he and Murray Berrie, his brother, are both general partners. The Company believes that the terms of those leases are no less favorable to the Company than could have been obtained from an unaffiliated third party. The Company is also a guarantor under mortgage loan payments on the facilities in South Brunswick and Oakland, New Jersey. The aggregate amount outstanding on the loans as of December 31, 1998 was $7,943,000. The table below lists such facilities, the current rentals and the lease expiration dates.

                                                         ANNUAL            LEASE
                    FACILITY(1)                        RENTAL(2)       EXPIRATION(3)
                    -----------                        ---------       -------------
Petaluma, California...............................    $  937,000      June 30, 2004
Oakland, New Jersey................................       439,285      April 1, 2004
South Brunswick, New Jersey........................     2,506,598      May 31, 2004
                                                       ----------
          Total....................................    $3,882,883
                                                       ==========

---------------
(1) The table set forth above does not include a facility located in Lakeland, Florida, the lease for which expired on February 28, 1998. The Company paid base rent for such facility during the first two months of 1998 in the amount of $24,279 per month. This facility was sublet during those same two months for rent of $16,426 per month.

(2) Reflects base rental obligations. Does not include payments for real estate taxes and certain other items applicable to the premises. Base rentals are subject to periodic increases during the remainder of the term of certain of the leases.

(3) Not including renewal options, if any.
             ------------------------------------------------------

     On February 5, 1998, Mr. Cooke, former President and Chief Operating Officer and a Director, had repaid in full all amounts outstanding under a loan previously made to him by the Company. The highest outstanding balance of such loan, since January 1, 1998, was $90,435. The proceeds of such borrowing were used by Mr. Cooke to pay for certain tax obligations resulting from the lapse of restrictions on shares of Common Stock awarded under the Company's Stock Option and Restricted Stock Plans. The Company lends to various officers who receive restricted shares of Common Stock under the Stock Option and Restricted Stock Plans amounts equal to Federal tax obligations incurred by such officers resulting from the lapse of restrictions on such shares. Under this arrangement, the indebtedness from the officer is represented by an agreement or promissory note providing for loans for a five-year period bearing interest at the applicable federal rate as determined by the Internal Revenue Service. The principal amounts of and accrued interest on these loans are required to be paid upon the earlier of (i) termination of the officer's employment with the Company, and (ii) his disposition of the shares giving rise to the indebtedness.

     For a description of the employment and/or consulting arrangements between the Company and each of Messrs. Cooke, Chan and Cargotch, see "Employment Agreements and Arrangements".

     The Company paid $138,591 during 1998 to Wilentz, Goldman & Spitzer, P.A. ("Wilentz"), a law firm which provides legal services to the Company. Mr. Rosner, who is deemed to beneficially own more than five percent of the Company's Common Stock, is a partner at Wilentz. See "Security Ownership of Certain Beneficial Owners", footnote (2).

                             SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 1998, all filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with on a timely basis except that (i) Mr. Berrie filed late a report on Form 5 (with respect to two transactions), and (ii) Mrs. Berrie filed late a report on Form 3 (with respect to one transaction).

                                 OTHER MATTERS

     The Board of Directors knows of no business to be presented at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, the holders of the proxies intend to vote the proxies in accordance with their best judgment on such matters.

     Until August 1997, Coopers & Lybrand L.L.P. served as the Company's independent accountants. The Board of Directors, upon the recommendation of the Audit Committee, selected Arthur Andersen LLP to be the Company's independent accountants for the remainder of 1997, for 1998 and for 1999. It is expected that only representatives of Arthur Andersen will be present at the meeting to respond to appropriate questions and, if they so desire, to make a statement.

                               VOTING PROCEDURES

     Election of Directors: Directors are elected by a plurality of the votes cast at the annual meeting. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality.

     Other Matters: The affirmative vote of the holders of a majority of the shares of Common Stock voting at the meeting (in person or by proxy) is required for a particular matter to be deemed an act of the shareholders. Shares electing to abstain are considered present at the meeting for the particular matter, but since they are not affirmative votes for the matter, abstentions have the same effect as votes against the matter. In the event of broker non-votes, shares are not considered present at the meeting for the particular matter as to which the broker withheld authority. Broker non-votes are not counted in respect of the matter, but have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

                             SHAREHOLDER PROPOSALS

     In order to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of Shareholders, proposals of shareholders intended to be presented at such meeting must be received by the Company on or before November 22, 1999. Any such proposals should be submitted in writing to:
Secretary, Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey 07436.

                                          By Order of the Board of Directors

                                                         ARNOLD S. BLOOM
                                                      Secretary

Oakland, New Jersey
March 12, 1999

PLEASE MARK
YOUR VOTES AS
INDICATED IN
THIS EXAMPLE. [X]


1. ELECTION OF DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS SHALL HAVE BEEN ELECTED AND QUALIFIED.

             FOR NOMINEES LISTED                WITHHOLD AUTHORITY
          ON THE FRONT OF THIS CARD          TO VOTE FOR ALL NOMINEES
            (EXCEPT AS MARKED TO                LISTED ON THE FRONT
             THE CONTRARY BELOW.                   OF THIS CARD.
                    [ ]                                  [ ]


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE BOX MARKED "FOR" ABOVE AND WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED.


--------------------------------------------------------------------------------

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposal 1.




Signature________________________________________________Date:__________________

Signature if held jointly________________________________Date:__________________

Please sign exactly as name appears on the other side. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign your name and indicate full title as such. If a corporation, an authorized officer should sign his/her name and indicate his/her title. If a partnership, please sign in partnership name by authorized person.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                          RUSS BERRIE AND COMPANY, INC.
                                 111 Bauer Drive
                            Oakland, New Jersey 07436
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Russell Berrie and Paul Cargotch, and each of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Russ Berrie and Company, Inc. held of record by the undersigned on March 5, 1999, at the Annual Meeting of Shareholders to be held on April 21, 1999 and any adjournment thereof.

Election of Directors.  Nominees:                  (Change of Address/Comments)

Raphael Benaroya, Angelica Berrie,
Russell Berrie, Paul Cargotch,
Ilan Kaufthal, Charles Klatskin,                  ______________________________
Joseph Kling, William A. Landman,                 ______________________________
Sidney Slauson and Josh S. Weston                 ______________________________
                                                  ______________________________


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

A VOTE FOR ALL PROPOSALS IS RECOMMENDED.

Your vote for the election of Directors and other proposals submitted to Shareholders may be indicated on the reverse.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE